Exhibit 5.1

FI CBM Holdings N.V.			AMSTERDAM Strawinskylaan 10 1077 XZ Amsterdam
	T	+	31 20 485 7000
	Direct T	+	31 20 485
	F	+	31 20 485 7001
	Direct F	+	31 20 517
E
	W		freshfields.com
	DOC ID		AMS2788036/30+
	OUR REF		DJS/BS

[DATE]

Dear Sirs,

INTRODUCTION

1. We have acted as Dutch special counsel to Fiat Industrial S.p.A. (FI) with respect to certain matters of Netherlands law in connection with, inter alia, the registration statement on Form F-4 originally filed by FI CBM Holdings N.V. (DutchCo) with the United States Securities and Exchange Commission (SEC) ) on May 14, 2013, as amended to date (the Registration Statement) under the United States of America’s Securities Act of 1933, as amended (the Securities Act), for the registration of common shares (the Common Shares and each a Common Share) in the share capital of DutchCo to be allotted to holders of (i) ordinary shares of FI pursuant to the proposed cross-border statutory merger (grensoverschrijdende juridische fusie) of FI with and into DutchCo (the FI Merger) and (ii) common shares of CNH Global N.V. (CNH) pursuant to the proposed statutory merger (juridische fusie) of CNH with and into DutchCo (the CNH Merger).

This opinion letter is delivered to you pursuant to your request.

DOCUMENTS REVIEWED

2. In rendering the opinion set out below we have examined the following documents:

(a)	a copy of the Registration Statement excluding any documents incorporated by reference in it and any exhibits to it, other than specifically listed below;

(b)	a copy of the deed of incorporation of DutchCo dated 23 November 2012 (the Deed of Incorporation) and the articles of association of DutchCo as they read as of 19 February 2013, which, according to the Extract, are DutchCo’s articles of association currently in force and effect (the Articles of Association);

Freshfields Bruckhaus Deringer LLP is a limited liability partnership registered in England and Wales with registered number OC334789. It is authorised and regulated by the Solicitors Regulation Authority. Dutch Chambers of Commerce registration number 34368197. For regulatory information please refer to www.freshfields.com/support/legalnotice.

A list of the members (and of the non-members who are designated as partners) of Freshfields Bruckhaus Deringer LLP and their qualifications is available for inspection at its registered office, 65 Fleet Street, London EC4Y 1HS or at the above address. Any reference to a partner means a member, or a consultant or employee with equivalent standing and qualifications, of Freshfields Bruckhaus Deringer LLP or any of its affiliated firms or entities. Freshfields Bruckhaus Deringer LLP’s Amsterdam office includes attorneys, civil law notaries, tax advisers and solicitors.

Notarial bank account:

Kwaliteitsrekening Notariaat Freshfields, ABN AMRO Bank N.V., IBAN: NL87ABNA0252085116, BIC: ABNANL2A

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(c)	a print-out of an electronic copy of an extract from the Commercial Register of the Amsterdam Chamber of Commerce (the Commercial Register) dated [29 May 2013] relating to DutchCo, and confirmed upon our request by the Commercial Register by telephone to be correct as at the date hereof (the Extract);

(d)	a print-out of an electronic online confirmation from the insolvency register from the district court of Amsterdam through www.rechtspraak.nl and the online EU Insolvency register dated [29 May 2013] that DutchCo has not been declared bankrupt (failliet verklaard) or has not been granted a suspension of payments (surseance van betaling) and confirmed upon our request by the court registries of the district courts of Amsterdam and The Hague by telephone to be correct as at the date hereof;

(e)	a copy of the executed common cross-border merger terms drawn up and executed by the boards of management of FI and DutchCo on 21 February 2013, relating to the cross-border statutory merger of FI with and into DutchCo (the FI Common Cross-Border Merger Terms);

(f)	a copy of the executed merger plan drawn up and executed by the boards of management of CNH and DutchCo on 25 February 2013, relating to the statutory merger of CNH with and into DutchCo (the CNH Merger Plan);

(g)	a copy of the auditors’ certificate (accountantsverklaring) as referred to in Section 2:328 pararaph 1, second sentence, and Section 2:333g of the Dutch Civil Code (DCC), in relation to the contribution on the common shares to be allotted on occasion of the FI Merger, issued by Hans de Rooij of BDO Audit & Assurance B.V. at the request of DutchCo;

(h)	a copy of the auditors’ certificate (accountantsverklaring) as referred to in Section 2:328 pararaph 1, second sentence, of the DCC, in relation to the contribution on the common shares to be allotted on occasion of the CNH Merger, issued by Hans de Rooij of BDO Audit & Assurance B.V. at the request of DutchCo;

(i)	the draft dated 21 February 2013 of the deed of amendment of the Articles of Association providing for the amendment and renewal in full of the Articles of Association as such draft is attached to the FI Common Cross-Border Merger Terms (the Deed of Amendment);

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(j)	the draft dated [27 May 2013] of the notarial deed of merger (notariële akte van fusie) relating to the cross-border statutory merger of FI with and into DutchCo as attached hereto as Annex 1 (the FI Deed of Merger); and

(k)	the draft dated [27 May 2013] of the notarial deed of merger (notariële akte van fusie) relating to the statutory merger of CNH with and into DutchCo as attached hereto as Annex 2 (the CNH Deed of Merger),

FI, CNH and DutchCo are herein together referred to as the Companies; the documents referred to above in items (a) to (i) (inclusive) are herein referred to as the Documents; the documents referred to above in items (b) and (c) (inclusive) are herein referred to as the Corporate Documents, the documents referred to above in items (e) through (i) (inclusive) are herein referred to as the Opinion Documents, the documents referred to under (i) through (k) (inclusive) are herein referred to as the Merger Documents.

NATURE OF OPINION AND OBSERVATIONS

3. This opinion is subject to the following limitations:

(a)	This opinion is confined to the laws with general applicability (wettelijke regels met algemene gelding) of the Netherlands and, insofar as they are directly applicable in the Netherlands, the European Union, all as they stand as at the date hereof and as such laws are currently interpreted in published authoritative case law of the courts of the Netherlands (Netherlands law); accordingly, we express no opinion with regard to any other system of law (including the law of jurisdictions other than the Netherlands in which our firm has an office), even in cases where, in accordance with Netherlands law, any foreign law should be applied; furthermore, we do not express any opinion on public international law or on the rules of or promulgated under any treaty or by any treaty organisation (except as otherwise stated above).

(b)	We express no opinion on any taxation laws of any jurisdiction (including the Netherlands).

(c)	We have not considered whether the transactions contemplated by the Opinion Documents comply with anti-trust, competition, public procurement or state aid laws, nor whether any filings or clearances are required under such laws.

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(d)	We express no opinion on any data protection or insider trading laws of any jurisdiction (including the Netherlands).

(e)	We express no opinion that the future or continued performance of a party’s obligations or the consummation of the transactions contemplated by the Opinion Documents will not contravene Netherlands law, its application or interpretation if altered in the future.

(f)	We express no opinion as to the correctness of any representation given by any of the parties (express or implied) under or by virtue of the Documents, save if and insofar as the matters represented are the subject matter of a specific opinion herein.

(g)	In rendering this opinion we have exclusively examined the Documents and we have conducted such investigations of Netherlands law as we have deemed necessary or advisable for the purpose of giving this opinion letter; as to matters of fact we have relied on the Documents and any other document we have deemed relevant, and on statements or certificates of public officials.

(h)	We have not been responsible for investigating or verifying the accuracy of the facts (or statements of foreign law) or the reasonableness of any statements of opinion or intention contained in any documents, or for verifying that no material facts or provisions have been omitted therefrom; nor have we verified the accuracy of any assumption made in this opinion letter.

(i)	We have not been responsible for verifying whether the ratio contained in the Opinion Documents reflects the commercial arrangements between the parties.

(j)	Netherlands legal concepts are expressed in English terms and not in their original Dutch terms; the concepts concerned may not be identical to the concepts described by the same English terms as they exist in the laws of other jurisdictions.

(k)	This opinion may only be relied upon on the express condition that any issues of the interpretation or liability arising hereunder will be governed by Netherlands law.

(l)	This opinion speaks as of today’s date; no obligation is assumed to update this opinion or to inform any person of any changes of law or other matters coming to our knowledge and occurring after today’s date, which may affect this opinion in any respect.

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(m)	The opinion expressed in this opinion letter has no bearing on declarations made, opinions expressed or statements of a similar nature made by any of the parties in the Opinion Documents.

(n)	All references in this opinion letter and its schedules to the Netherlands and Netherlands law are to the European part of the Netherlands and its law, respectively, only.

OPINION

4. On the basis of, and subject to, the foregoing, the assumptions in Schedule 1, the qualifications in Schedule 2 and any factual matters, documents or events not disclosed to us, we are of the opinion that: when issued pursuant to a validly executed FI Deed of Merger and a validly executed CNH Deed of Merger, respectively, each Common Share will have been duly authorised, validly issued, fully paid and non-assessable.

BENEFIT OF OPINION.

5. This opinion is addressed to you in relation to and as an exhibit to the Registration Statement and, except with our prior written consent, is not to be transmitted or disclosed to any other person, other than as an exhibit to the Registration Statement and is not to be used or relied upon by you or by any other person for any purpose other than in connection with the filing of the Registration Statement.

6. We hereby consent to the filing of this legal opinion letter as an exhibit to the Registration Statement and to the references to Freshfields Bruckhaus Deringer LLP under the heading “Legal Matters” in the Registration Statement. In giving the consent set out in the previous sentence, we do not thereby admit or imply that we are in the category of persons whose consent is required under Section 7 of the Securities Act or any rules and regulations of the SEC promulgated thereunder.

Yours faithfully,

Freshfields Bruckhaus Deringer LLP

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SCHEDULE 1

ASSUMPTIONS

In rendering the opinion in this opinion letter we have assumed that:

Authenticity of documents

(a)	all documents reviewed by us and submitted to us as originals are true, complete and authentic; all documents reviewed by us and submitted to us as electronic copy, facsimile or photocopy are in conformity with the originals and such originals are true, complete and authentic; and the signatures on all such documents are genuine;

(b)	the Registration Statement has been or will have been filed with the SEC and declared effective pursuant to the Securities Act;

(c)	the Merger Documents examined by us in draft form will be executed in the form and sequence of the drafts examined by us;

Due incorporation and existence

(d)	at the time when any Corporate Document was signed, each person who is a party to or signatory of that Corporate Document, as applicable (i) had been validly incorporated, was validly existing and, to the extent relevant in such party’s jurisdiction, in good standing under the laws applicable to such party, (ii) had all requisite power, authority and legal capacity to sign that Corporate Document and to perform all juridical acts (rechtshandelingen) and other actions contemplated thereby and (iii) has validly signed that Corporate Document;

(e)	the information set forth in the Extract is accurate and complete;

Corporate authorisation

(f)	at the time when any of the Opinion Documents will have been or, as the case may be, will be executed, any statement and confirmation set out in the Opinion Documents is true and remains true and correct until all Merger Documents will have been executed;

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(g)	the FI Common Cross-Border Merger Terms and the CNH Merger Plan have been executed by persons who had all required power, authority and legal capacity to execute the FI Common Cross-Border Merger Terms and the CNH Merger Plan respectively;

(h)	the consent, approval or authorisation of any person and any other step or formality which is required in relation to the execution and, to the extent relevant, delivery of of the Merger Documents as all such consents, approval, authorisations, steps and formalities have been listed in the Merger Documents and the performance and observance of the terms thereof by the parties has been obtained or taken at the date of the execution of each of the Merger Documents; and

(i)	each of the parties to any of the Merger Documents (other than DutchCo) (i) has been validly incorporated, will be validly existing and, to the extent relevant in such party’s jurisdiction, in good standing under the laws applicable to such party, (ii) will have the power, capacity and authority to enter into, execute and deliver the Merger Documents to which it is a party and to exercise its rights and perform its obligations thereunder, and, to the extent relevant, deliver all Merger Documents to which it is a party.

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SCHEDULE 2

QUALIFICATIONS

Our opinion is subject to the following qualifications:

Insolvency proceedings

(a)	a confirmation derived from an insolvency register does not provide conclusive evidence that an entity is not subject to any insolvency proceedings as defined in the Council Regulation (EC) no. 1346/2000 of 29 May 2000 on Insolvency Procedures or otherwise;

Enforceability

(b)	the validity or enforceability of the Opinion Documents or any legal act (rechtshandeling) forming part thereof or contemplated thereby are subject to and limited by the protection afforded by Netherlands law to creditors whose interests have been adversely affected pursuant to the rules of Netherlands law relating to (x) unlawful acts (onrechtmatige daden) based on Section 6:162 et seq. of the Netherlands Civil Code (Burgerlijk Wetboek) and (y) fraudulent conveyance or preference (actio pauliana) within the meaning of Section 3:45 of the Netherlands Civil Code (Burgerlijk Wetboek) and/or Section 42 et seq. of the Netherlands Bankruptcy Act (Faillissementswet);

(c)	the term “enforceability” as used in this opinion letter indicates that the relevant obligations are of a type for which Netherlands law generally provides a remedy; it does not imply that the obligations and remedies provided in the Opinion Documents would always be enforceable in accordance with their specific terms; enforcement in the courts of the Netherlands will in any event be subject to the acceptance by such courts of jurisdiction, the availability of defences and the nature of the remedies available in the Netherlands courts;

(d)

the validity and enforceability of the obligations under the Opinion Documents are subject to applicable prescription or limitation periods, principles of set-off (unless such right is validly waived), force majeure (overmacht), reasonableness and fairness (redelijkheid en billijkheid), unforeseen circumstances (onvoorziene omstandigheden) and other defences afforded by Netherlands law to obligors generally; furthermore,

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under Netherlands law, a party to an agreement may under certain circumstances suspend performance of its obligations under such agreement pursuant to the exceptio non-adimpleti contractus or otherwise;

(e)	with respect to the obligations under the Opinion Documents, the competent court in the Netherlands (i) may give effect to overriding mandatory provisions of the law of any other country with which the Opinion Documents have a close connection if and insofar as, under the law of the latter country, those rules must be applied whatever the law applicable to the Opinion Documents and (ii) shall have regard to the law of the country in which the performance takes place in relation to the manner of performance and the steps to be taken in the event of defective performance and (iii) may refuse the application of a provision of the law of any country otherwise applicable to the Opinion Documents, if such application is manifestly incompatible with public policy (“ordre public”) of the Netherlands;

Non-assessable

(f)	in absence of an equivalent Dutch legal term for the term “non-assessable” as used in this opinion letter and for the purposes of this opinion letter non-assessable means that no holder of Common Shares can be required to pay any amount in addition to the amount required for such share to be fully paid as provided for by Section 2:81 of the DCC and holders of Common Shares cannot be held personally liable for acts performed in the name of the DutchCo and cannot be held liable to contribute to losses of DutchCo in excess of the amount which must be paid up on their shares as provided for by Section 2:64 DCC; and

Commercial Register

(g)	An extract from the Commercial Register does not provide conclusive evidence that the facts set out in it are correct. However, under the 2007 Trade Register Act (Handelsregisterwet 2007), subject to limited exceptions, a legal entity cannot invoke the incorrectness or incompleteness of its Commercial Register information against third parties who were unaware of the incorrectness or incompleteness.

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ANNEX 1

FI DEED OF MERGER (DRAFT DATED 27 MAY 2013)

This document contains the unofficial translation of the notarial deed of merger. Dutch statutory law stipulates that a notarial deed of merger must be filed in Dutch. Therefore, this document is for information purposes only.

DEED OF CROSS-BORDER STATUTORY MERGER

On the [*] day of [*] two thousand and thirteen appeared before me, Dirk-Jan Jeroen Smit, civil law notary, officiating in Amsterdam, the Netherlands:

[*], who for the purpose hereof is acting as attorney authorised in writing of:

1.	FI CBM Holdings N.V., a company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands, having its official seat in Amsterdam, the Netherlands, and having its principal office address at Cranes Farm Road, Basildon, Essex SS14 3AD, United Kingdom, registered with the trade register of the Dutch Chamber of Commerce (Kamer van Koophandel) under number: 56532474 (DutchCo); and

2.	Fiat Industrial S.p.A., a public joint stock company (Società per Azioni) organised under the laws of the Republic of Italy, having its registered official seat Via Nizza 250, 10126, Turin, Italy, registered with the Companies’ Register of Turin, Italy (Registro delle Imprese) under number: 10352520018 (FI).

DutchCo and FI are hereinafter jointly also referred to as: the Merging Companies.

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The person appearing, acting as aforementioned, declared that:

(A)	By this deed the Merging Companies will establish and implement a cross border statutory merger (grensoverschrijdende juridische fusie) in the meaning of the provisions of Directive 2005/56/EC of the European Parliament and Council of the twenty-sixth day of October two thousand five on cross-border mergers of limited liability companies (the Tenth Directive), implemented for Dutch law purposes under Title 2:7 of the Dutch Civil Code and for Italian law purposes by Italian Legislative Decree no. 108 of the thirtieth day of May two thousand and eight (Legislative Decree 108), between DutchCo and FI whereby FI will cease to exist as a standalone entity and DutchCo shall acquire all assets and assume all liabilities of FI under universal title of succession (verkrijging onder algemene titel) in exchange for the allotment of common shares in DutchCo to the shareholders of FI at the Date of Merger (as defined below) on the basis of and in accordance with the share exchange ratio as set out under Section 8.1. of the Common Cross-Border Merger Terms (as defined below) (the FI Merger).

(B)	On the Date of Merger (as defined below), DutchCo and CNH Global N.V. a company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands, having its official seat in Amsterdam, the Netherlands (CNH) will establish and implement a statutory merger pursuant to Title 2:7 of the Dutch Civil Code whereby CNH will cease to exist as a standalone entity and DutchCo shall acquire all assets and assume all liabilities of CNH under universal title of succession (verkrijging onder algemene titel) in exchange for the allotment of common shares in DutchCo to the holders of common shares in the share capital of DutchCo at the time the statutory merger between CNH and DutchCo becomes effective (the CNH Merger).

The person appearing, acting as aforementioned, further declared:

REQUIREMENTS:

The following requirements with regard to the establishment of this cross-border statutory merger have been met:

1.	the Merging Companies are limited liability companies within the meaning of Article 1 of the Tenth Directive;

2.	none of the Merging Companies has been dissolved (ontbonden);

3.	none of the Merging Companies (i) has been declared bankrupt (failliet verklaard), (ii) has been granted a suspension of payments (surseance van betaling) or (iii) has become subject to any of the other insolvency proceedings referred to in Article 1(1) of Council Regulation (EC) number 1346/2000 of the twenty-ninth day of May two thousand on Insolvency Procedures;

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4.	no order for the administration (bewind) of the assets of either of the Merging Company will have been made; and

5.	none of the Merging Companies has a system of employee participation in the meaning of the Tenth Directive in place and none of the Merging Companies employs five hundred or more employees so that no arrangements on employee participation have to established.

PREPARATIONS:

In preparation of the cross-border statutory merger the following has been done:

1.	The boards of management of the Merging Companies prepared a trilingual common cross-border merger terms (the Common Cross-Border Merger Terms). The Common Cross-Border Merger Terms were signed by all members of the boards of management of each of the Merging Companies. The Common Cross-Border Merger Terms were dated on the twenty-first day of February two thousand and thirteen, a copy of which has been attached to this deed (Annex 1);

2.	The boards of management of the Merging Companies each prepared an board report to the Common Cross-Border Merger Terms, copies of each of those board reports have been attached to this deed (Annex 2).

3.	On the ninth day of April two thousand and thirteen, the Merging Companies filed the documents as referred to in Section 2:314, paragraph 1, of the Dutch Civil Code, to the extent required, with the trade register of the Chamber of Commerce for Amsterdam. A copy of the statement issued by the relevant trade register evidencing such filings has been attached to this deed (Annex 3).

4.	On the tenth day of April two thousand and thirteen, the Merging Companies made the documents as referred to in Section 2:314, paragraph 2, of the Dutch Civil Code available at its offices for inspection by the persons referred to in Section 2:314, paragraph 2, and Section 2:333f of the Dutch Civil Code for the prescribed period (Annex 4).

5.	On the tenth day of April two thousand and thirteen, the Merging Companies published in Het Financieele Dagblad, a daily newspaper with a national circulation in the Netherlands, a notice of the filing of the documents referred to under paragraph 3 and paragraph 4 hereof. A copy of the notice has been attached to this deed (Annex 5).

6.	On the tenth day of April two thousand and thirteen, the Merging Companies published in The Dutch State Gazette (Staatscourant) a notice stating the information as required pursuant to Section 2:333e of the Dutch Civil Code. A copy of the notice has been attached to this deed (Annex 6).

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7.	On the fifteenth day of May two thousand and thirteen, the trade register of the Chamber of Commerce for Amsterdam issued a statement evidencing that the Common Cross-Border Merger Terms and the other documents referred to in Section 2:314, paragraph 1, of the Dutch Civil Code had been available for inspection with the respective trade register for a period of at least one month. A copy of such statement has been attached to this deed (Annex 7).

8.	On the sixteenth day of May two thousand and thirteen, the registry of the District Court of Amsterdam issued a declaration, stating that no creditor opposed against the Common Cross-Border Merger Terms. A copy of this declaration has been attached to this deed (Annex 8).

9.	On the [*] day of [*] two thousand and thirteen, the registration statement on Form F-4 was declared effective by the United States Securities and Exchange Commission under the United States of America Securities Act 1933 and on [*] two thousand and thirteen, the New York Stock Exchange approved the listing of common shares of DutchCo.

10.	On the [*] day of [*] two thousand and thirteen, the general meeting of shareholders of FI resolved to enter into this cross-border statutory merger in accordance with the terms and conditions of the Common Cross-Border Merger Terms as appears from the official minutes of the meeting, a copy of which has been attached to this deed (Annex 9).

11.	On the [*] day of [*] two thousand and thirteen, [*], public notary officiating in [*], Italy, delivered the pre-merger scrutiny certificate in the meaning of Tenth Directive evidencing that all requirements pursuant to the laws of Republic of Italy with respect to this cross-border statutory merger have been met and all formalities have been fulfilled so that FI may enter into this cross-border statutory merger. A copy of this certificate has been attached to this deed (Annex 10).

12.	On the [*] day of [*] two thousand and thirteen, the general meeting of shareholders of DutchCo resolved to (i) enter into this cross-border statutory merger in accordance with the terms and conditions of the Common Cross-Border Merger Terms; (ii) to amend and fully renew the articles of association of DutchCo in accordance with the proposed draft text for the articles of association as it forms an attachment to the Common Cross-Border Merger Terms; and (iii) to cancel all five million shares currently outstanding in the share capital of DutchCo. These resolutions were adopted unanimously in a meeting at which the entire issued share capital of DutchCo was represented and is evidenced by a notarial deed of record containing the official minutes of the meeting executed [today] by Dirk-Jan Jeroen Smit, civil law notary. A copy of the notarial deed of record has been attached to this deed (Annex 11).

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CONDITIONS UNDER MERGER AGREEMENT.

The boards of directors of both FI and CNH have confirmed by written statement that all conditions precedent as set out in the merger agreement by and between inter alia FI, CNH and DutchCo dated as of the twenty-fifth day of November two thousand and twelve have been satisfied and/or waived. Copies of the written statements have been attached to this deed (Annex 11).

REALISATION OF THE CROSS-BORDER STATUTORY MERGER.

All requirements under the statutory laws of each of the European part of the Netherlands and the Republic of Italy and the articles of association of the Merging Companies for effecting this cross-border statutory merger have been duly observed. In accordance with Section 2:318 juncto 2:333 of the Dutch Civil Code and Article 15 of the Legislative Decree 108, the establishment of the cross border statutory merger is governed by the laws of the European part of the Netherlands and therefore the cross-border statutory merger is hereby implemented and shall be entered into force on the day following the day at which this deed is executed, which is the [*] day of [*] two thousand and thirteen (the Date of Merger).

CONSEQUENCES OF THE CROSS-BORDER STATUTORY MERGER.

In respect of the consequences of the merger, the parties hereto declare as follows:

1.	as a result of this cross-border statutory merger, FI shall cease to exist as a standalone entity as of the Date of Merger and all ordinary shares of FI currently outstanding shall be cancelled by operation of law;

2.	DutchCo acquires all assets, assumes all liabilities and takes over all other legal relationships FI under universal title of succession (verkrijging onder algemene titel) as of the Date of Merger;

3.	the amendment of the articles of association of DutchCo will become effective as per the Date of Merger pursuant to the deed of amendment of the articles of association of DutchCo executed before Dirk-Jan Jeroen Smit, civil law notary, aforementioned;

4.	all shares in the share capital of the DutchCo are cancelled with effect as of the Date of Merger in accordance with and pursuant to Section 2:325, paragraph 3, of the Dutch Civil Code;

5.	DutchCo shall allot, by operation of law, one common share in its share capital in exchange for each ordinary share of FI currently outstanding and shall therefore in total allot [*] common shares to the respective shareholders of FI in accordance with the exchange ratio as set out under Section 8.1 of the Common Cross-Border Merger Terms with effect as of the Date of Merger; and

6.	as per the first day of January two thousand and thirteen, the financial information of FI shall be accounted for in the annual accounts of DutchCo.

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OBLIGATIONS OF DUTCHCO:

1.	DutchCo shall keep the documents referred to in Section 2:314, paragraph 2, of the Dutch Civil Code available for inspection at the offices of DutchCo for a further period of six months.

2.	DutchCo shall file, within eight days after the day this deed has been executed, a certified copy of this deed, including the notarial statement required by law (notariële voetverklaring), with the trade register of the Chamber for Commerce for Amsterdam.

3.	DutchCo shall notify the relevant other public registers, within one month after this merger, if and to the extent further registrations are required.

Powers of attorney

The powers of attorney granted to the person appearing were evidenced by two (2) powers of attorney, [copies of] which have been attached to this deed. The existence of the powers of attorney was sufficiently shown to me, civil law notary.

Final.

In witness whereof the original of this deed, which shall be retained by me, civil law notary, was executed in Amsterdam, the Netherlands, on the date first given in the head of this deed.

Having conveyed and amplified the substance of this deed to the person appearing, [he/she] declared that [he/she] took cognisance of the contents of the deed, agreed to these contents and did not require the deed to be read out to [him/her] in full.

Immediately after the reading of those parts of the deed which the law prescribes to be read out, this deed was signed by the person appearing, who is known to me, civil law notary, and by myself, civil law notary at [*] hours and [*] minutes.

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ANNEX 2

CNH DEED OF MERGER (DRAFT DATED 27 MAY 2013)

This document contains the unofficial translation of the notarial deed of merger. Dutch statutory law stipulates that a notarial deed of merger must be filed in Dutch. Therefore, this document is for information purposes only.

DEED OF STATUTORY MERGER

On the [*] day of [*] two thousand and thirteen appeared before me, Dirk-Jan Jeroen Smit, civil law notary, officiating in Amsterdam, the Netherlands:

[*], who for the purpose hereof is acting as attorney authorised in writing of:

1.	FI CBM Holdings N.V., a company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands, having its official seat in Amsterdam, the Netherlands, and having its principal office address at Cranes Farm Road, Basildon, Essex SS14 3AD, United Kingdom, registered with the trade register of the Dutch Chamber of Commerce (Kamer van Koophandel) under number: 56532474 (DutchCo); and

2.	CNH Global N.V., a company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands, having its official seat in Amsterdam, the Netherlands and having its office address at Schiphol Boulevard 217 WTC AIRPORT, 1118 BH Schiphol, the Netherlands, registered with the Trade Register of the Amsterdam Chamber of Commerce (Kamer van Koophandel) under number: 33283760 (CNH).

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DutchCo and CNH are hereinafter jointly also referred to as: the Merging Companies.

The person appearing, acting as aforementioned, declared that:

(A)	By this deed the Merging Companies will establish and implement statutory merger in the meaning of Title 2.7 of the Dutch Civil Code, between DutchCo and CNH whereby CNH will cease to exist as a standalone entity and DutchCo shall acquire all assets and assume all liabilities of CNH under universal title of succession (verkrijging onder algemene titel) in exchange for the allotment of common shares in DutchCo to the shareholders of CNH at the Date of Merger (as defined below) on the basis of and in accordance with the share exchange ratio as set out under Section 8.1. of the Merger Plan (as defined below) (the CNH Merger).

(B)	On this day, the cross-border statutory merger (grensoverschrijdende fusie) between DutchCo and Fiat Industrial S.p.A., a public joint stock company (Società per Azioni) organised under the laws of the Republic of Italy (FI) has become effective pursuant to which FI has ceased to exist as a standalone entity and DutchCo has acquired all assets and assumed all liabilities of FI under universal title of succession (verkrijging onder algemene titel) in exchange for the allotment of common shares in DutchCo to the holders of common shares in the share capital of DutchCo at the time the cross-border statutory merger between DutchCo and FI became effective (the FI Merger).

The person appearing, acting as aforementioned, further declared:

REQUIREMENTS:

The following requirements with regard to the establishment of this cross-border statutory merger have been met:

6.	none of the Merging Companies has been dissolved (ontbonden);

7.	none of the Merging Companies (i) has been declared bankrupt (failliet verklaard), (ii) has been granted a suspension of payments (surseance van betaling) or (iii) has become subject to any of the other insolvency proceedings referred to in Article 1(1) of Council Regulation (EC) number 1346/2000 of the twenty-ninth day of May two thousand on Insolvency Procedures;

8.	no order for the administration (bewind) of the assets of either of the Merging Company will have been made;

9.	none of the Merging Companies has a system of employee participation in the meaning of the Tenth Directive in place and none of the Merging Companies employs five hundred or more employees so that no arrangements on employee participation have to established; and

10.	CNH does not have a works’ council (ondernemingsraad).

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PREPARATIONS:

In preparation of the cross-border statutory merger the following has been done:

1.	The boards of management of the Merging Companies prepared a bilingual merger plan (the Merger Plan). The Merger Plan was signed by all members of the boards of management of each of the Merging Companies. The Merger Plan was dated on the twenty-fifth day of February two thousand and thirteen, a copy of which has been attached to this deed (Annex 1);

2.	The boards of management of the Merging Companies prepared explanatory notes to the Merger Plan, copies of the explanatory notes have been attached to this deed (Annex 2).

3.	On the ninth day of April two thousand and thirteen, the Merging Companies filed the documents as referred to in Section 2:314, paragraph 1, of the Dutch Civil Code, to the extent required, with the trade register of the Chamber of Commerce for Amsterdam. A copy of the statement issued by the relevant trade register evidencing such filings has been attached to this deed (Annex 3).

4.	On the tenth day of April two thousand and thirteen, the Merging Companies made the documents as referred to in Section 2:314, paragraph 2, of the Dutch Civil Code available at its offices for inspection by the persons referred to in Section 2:314, paragraph 2 of the Dutch Civil Code for the prescribed period (Annex 4).

5.	On the tenth day of April two thousand and thirteen, the Merging Companies published in Het Financieele Dagblad, a daily newspaper with a national circulation in the Netherlands, a notice of the filing of the documents referred to under paragraph 3 and paragraph 4 hereof. A copy of the notice has been attached to this deed (Annex 5).

6.	On the fifteenth day of May two thousand and thirteen, the trade register of the Chamber of Commerce for Amsterdam issued a statement evidencing that the Merger Plan and the other documents referred to in Section 2:314, paragraph 1, of the Dutch Civil Code had been available for inspection with the respective trade register for a period of at least one month. A copy of such statement has been attached to this deed (Annex 6).

7.	On the sixteenth day of May two thousand and thirteen, the registry of the District Court of Amsterdam issued a declaration, stating that no creditor opposed against the Merger Plan. A copy of this declaration has been attached to this deed (Annex 7).

8.	On the [*] day of [*] two thousand and thirteen, the registration statement on Form F-4 was declared effective by the United States Securities and Exchange Commission under the United States of America Securities Act 1933 and on [*] two thousand and thirteen, the New York Stock Exchange approved the listing of common shares of DutchCo.

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9.	On the [*] day of [*] two thousand and thirteen, the general meeting of shareholders of CNH resolved to enter into this statutory merger in accordance with the terms and conditions of the Merger Plan as appears from the official minutes of the meeting, a copy of which has been attached to this deed (Annex 8).

10.	On the [*] day of [*] two thousand and thirteen, the general meeting of shareholders of DutchCo resolved to enter into this statutory merger in accordance with the terms and conditions of the Merger Plan. This resolution was adopted unanimously in a meeting at which the entire issued share capital of DutchCo was represented and is evidenced by a notarial deed of record containing the official minutes of the meeting executed [today] by Dirk-Jan Jeroen Smit, civil law notary aforementioned. A copy of the notarial deed of record has been attached to this deed (Annex 9).

11.	The articles of association of DutchCo have been amended by notarial deed of full amendment executed by Dirk-Jan Jeroen Smit, civil law notary aforementioned, on the [*] day of [*] two thousand and thirteen, which amendment became effective on this day. A copy of the notarial deed of deed of amendment has been attached to this deed (Annex 10).

CONDITIONS UNDER MERGER AGREEMENT.

The boards of directors of both FI and CNH have confirmed by written statement that all conditions precedent as set out in the merger agreement by and between inter alia FI, CNH and DutchCo dated as of the twenty-fifth day of November two thousand and twelve have been satisfied and/or waived. Copies of the written statements have been attached to this deed (Annex 11).

REALISATION OF THE STATUTORY MERGER.

All requirements under the laws of the European part of the Netherlands and the articles of association of the Merging Companies for effecting this statutory merger have been duly observed and therefore the statutory merger is hereby implemented and shall be entered into force on the day following the day at which this deed is executed, which is the [*] day of [*] two thousand and thirteen (the Date of Merger).

CONSEQUENCES OF THE STATUTORY MERGER.

In respect of the consequences of the merger, the parties hereto declare as follows:

1.	as a result of this statutory merger, CNH shall cease to exist as a standalone entity as of the Date of Merger and all ordinary shares of CNH currently outstanding shall be cancelled by operation of law;

2.	DutchCo acquires all assets, assumes all liabilities and takes over all other legal relationships CNH under universal title of succession (verkrijging onder algemene titel) as of the Date of Merger;

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3.	DutchCo shall allot, by operation of law, in total allot [*] common shares to the respective shareholders of CNH in accordance with the exchange ratio as set out under Section 8.1 of the Merger Plan with effect as of the Date of Merger; and

4.	as per the first day of January two thousand and thirteen, the financial information of CNH shall be accounted for in the annual accounts of DutchCo.

OBLIGATIONS OF DUTCHCO:

1.	DutchCo shall keep the documents referred to in Section 2:314, paragraph 2, of the Dutch Civil Code available for inspection at the offices of DutchCo for a further period of six months.

2.	DutchCo shall file, within eight days after the day this deed has been executed, a certified copy of this deed, including the notarial statement required by law (notariële voetverklaring), with the trade register of the Chamber for Commerce for Amsterdam.

3.	DutchCo shall notify the relevant other public registers, within one month after this merger, if and to the extent further registrations are required.

Powers of attorney

The powers of attorney granted to the person appearing were evidenced by two (2) powers of attorney, [copies of] which have been attached to this deed. The existence of the powers of attorney was sufficiently shown to me, civil law notary.

Final.

In witness whereof the original of this deed, which shall be retained by me, civil law notary, was executed in Amsterdam, the Netherlands, on the date first given in the head of this deed.

Having conveyed and amplified the substance of this deed to the person appearing, [he/she] declared that [he/she] took cognisance of the contents of the deed, agreed to these contents and did not require the deed to be read out to [him/her] in full.

Immediately after the reading of those parts of the deed which the law prescribes to be read out, this deed was signed by the person appearing, who is known to me, civil law notary, and by myself, civil law notary at [*] hours and [*] minutes.